Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Trish Tomczak, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Isabella Bank Corporation Announces Second Quarter 2023 Dividend
Mt. Pleasant, Michigan, June 1, 2023 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a second-quarter cash dividend of $0.28 per common share at its regular meeting on May 31, 2023. The dividend will be payable June 30, 2023 to shareholders of record as of June 28, 2023. Based on ISBA’s closing stock price of $21.04 per share as of May 31, 2023, the annualized cash dividend yield is 5.32%.
“I am pleased to announce a $0.28 per share second quarter dividend. Our first quarter performance, improving financial metrics, and solid dividend yield reflect our continual efforts to enhance shareholder value," said Jae A. Evans, President and Chief Executive Officer.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has thirty locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Invest in Us link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.